Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our Auditors’ Report dated November 30, 2020, on the financial statements of Supera Pharmaceuticals, Inc. as of and for the years ended December 31, 2019 and 2018 in this Registration Statement on Form S-4. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

January 15, 2021